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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            FORM 8-K CURRENT REPORT


                     PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  MARCH 28, 1996


                         R.R. DONNELLEY & SONS COMPANY
             (Exact name of registrant as specified in its charter)



         DELAWARE                       1-4694                  36-1004130
(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               file number)          Identification No.)



         77 WEST WACKER DRIVE
          CHICAGO, ILLINOIS                               60601
(Address of principal executive offices)               (Zip Code)

                 Registrant's Telephone Number  (312) 326-8000


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ITEM 5.  OTHER EVENTS

     On March 28, 1996, the Company issued a press release regarding an accounting charge to reflect a restructuring and asset write-downs, a copy of which is attached as Exhibit 99.1 and which is hereby incorporated by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         EXHIBIT     DESCRIPTION
         -------     -----------
          99.1       Press Release of R.R. Donnelley & Sons Company Issued
                     March 28, 1996.

                                   SIGNATURE

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                  R.R. DONNELLEY & SONS COMPANY



Date: March 28, 1996              By:  /s/ Deborah M. Regan
                                       ------------------------
                                       Deborah M. Regan
                                       Vice President and Corporate Secretary
                                       (Authorized Officer)
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               "The actions we are announcing today will significantly enhance the value of this company to shareholders," R.R. Donnelley Chairman and Chief Executive Officer John R. Walter said. "With the prolonged Federal Trade Commission challenge to the Meredith/Burda acquisition now behind us and advances in printing technology, we are able to take the actions needed to bring our gravure platform to the levels of efficiency, productivity and profitability we have already achieved in our pre-eminent web-offset platform. Combined with our other strengths -- our technology, strong and growing customer franchise, global reach and the range of services we provide -- we are positioned to lead our industry for years to come."

               The company said that its actions will result in a one-time pre-tax charge of $512 million, or $2.67 per share after-tax, which will be recorded in the first quarter. Approximately $195 million of the charge is related to the gravure platform realignment. Approximately $189 million is related to the repositioning of Stream International's worldwide operations and other smaller manufacturing restructuring actions. In addition, the company is writing down approximately $128 million in equipment, intangibles and investments in non-core businesses.

               Pre-tax cash outlays associated with the restructuring and realignment charge are expected to total approximately $147 million, which will be incurred in 1996 and 1997 and paid back within two years of the expenditure. The remaining $365 million relates to non-cash items, mainly the write-down of fixed assets and goodwill.

               Walter noted that R.R. Donnelley also will invest $160 million in new equipment and plant upgrades to enhance its overall competitive position. The 1996 portion of these investments, which will be made over a three-year period, is included in the company's capital spending program for the year, which, as previously announced, is expected to total $500 million to $550 million. He stressed that, with the planned investments in R.R. Donnelley's gravure production facilities and transfers of equipment from Newton and Casa Grande to other manufacturing sites, the plant closings will not reduce the company's commercial print production capacity.

               "Combined with other investments we are making in our commercial print platform and the systems that support it," Walter said, "we will be in an even better position to serve our customers and win new business."

               The Casa Grande, Ariz. and Newton, N.C. plants will close in mid- and late-1997, respectively. The Casa Grande plant employs approximately 300 people and the Newton plant employs approximately 650 people.

               R.R. Donnelley will provide programs to help employees find jobs in other facilities, where approximately 170 new jobs will be created as a result of the realignment, or, where that is not possible, outside the company. R.R. Donnelley also will offer special separation pay, extended medical benefits and skills training to employees who remain on the payroll until their established separation dates.

               Separately, Walter said that first-quarter net income, excluding the one-time charge, is expected to be 5 cents to 10 cents per share lower than 1995's first quarter. He stressed that, excluding the one-time charge, the company remains comfortable with analysts' consensus earnings estimates for the full year, which are in the $2.20 to $2.25 per share range.

               "Our lower earnings for the quarter are attributable to declines in by-product prices, which are down significantly from year-ago levels," Walter said. He added that first-quarter results also would be affected by lower catalog, magazine and book printing revenues and earnings. "However," he said, "we expect production and earnings in these areas to improve significantly as we move forward."
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               Additionally, he said, first-quarter earnings were constrained by the continuing shakeout in the computer hardware and software industries, which affected Stream International.

               Walter said that these factors were partly offset by gains on the sale of investments in the company's venture capital portfolio.

               R.R. Donnelley & Sons Company (1995 sales $6.5 billion) is a world leader in managing, reproducing and distributing print and digital information for the publishing, retailing, merchandising and information-technology markets. It specializes in the production of catalogs, inserts, magazines, books, directories, and financial and computer documentation. Founded in Chicago in 1864, the company employs 41,000 people in 26 countries on five continents.

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